UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

                WASHINGTON, DC 20549

____________________

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

HEALTH BENEFITS DIRECT CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	98-0438502
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

2900 Gateway Drive Pompano Beach, Florida	33069
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ X ]

Securities Act registration statement file number to which this form relates:	N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share
(Title of Class)

N/A
(Title of Class)

Item 1.	Description of Registrant’s Securities To Be Registered.

Common Stock

This registration statement relates to the Common Stock, par value $0.001 per share (“Common Stock”) of Health Benefits Direct Corporation (the “Registrant”). The holders of Common Stock are entitled to one vote per share. Holders of Common Stock are not entitled to cumulative voting. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of Common Stock are entitled to share ratably in all assets that are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Board of Directors and issued in the future.

Anti-Takeover Effect of Delaware Law, Certain By-Law Provisions

The Registrant’s by-laws are intended to strengthen the position of its Board of Directors’ in the event of a hostile takeover attempt, and in other similar circumstances. These by-law provisions have the following effects:

•	they provide that directors shall hold office for two-year periods;
•

they provide that only business brought before an annual meeting by the Board of Directors or by a stockholder who complies with the procedures set forth in the by-laws may be transacted at an annual meeting of stockholders; and

•	they provide for advance notice of certain stockholder actions, such as the nomination of directors and stockholder proposals.

The Registrant is also subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the voting stock.

Item 2.	Exhibits

Exhibit No.	Description
1.	Certificate of Incorporation*
2.	Certificate of Amendment of Certificate of Incorporation **
3.	By-Laws***

_________________________

* Incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed November 22, 2005.

** Incorporated by reference to Exhibit 3.3 to Registrant’s Current Report on Form 8-K filed November 30, 2005.

*** Incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed November 22, 2005

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: December 30, 2005	HEALTH BENEFITS DIRECT CORPORATION

	By:	/s/ Scott Frohman
		Name:	Scott Frohman
		Title:	Chief Executive Officer